EXHIBIT 23.2



               Independent Auditors' Consent for Enova Corporation
               ---------------------------------------------------


We consent to the incorporation by reference in this Registration Statement of Sempra Energy on Form S-8 of our reports dated February 23, 1998, appearing in the Annual Report on Form 10-K, as amended, of Enova Corporation for the year ended December 31, 1997, and February 16, 1996, on San Diego Gas & Electric Company, appearing in the Annual Report on Form 10-K of Enova Corporation and San Diego Gas & Electric Company for the year ended December 31, 1995 incorporated by reference in Registration Statement No. 333-21229 of Mineral Energy Company (now Sempra Energy) on Form S-4 dated February 5, 1997.

DELOITTE & TOUCHE LLP
San Diego, CA
June 4, 1998